Exhibit 23.3


                    CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form S-3 of Metromedia International Group, Inc. of our report dated May 3, 1996 appearing on page F-2 of The Samuel Goldwyn Company's Annual Report on From 10-K for the year ended March 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page F-21 of The Samuel Goldwyn Company's Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectuses.


                                          Price Waterhouse LLP


Century City, California
October 7, 1997